Exhibit 99.1

Janus Contacts:	September 18, 2006
Scott Grace: 303-394-7709
Shelley Peterson: 303-316-5625

JANUS CAPITAL GROUP ANNOUNCES COMPLETION OF ISSUANCE OF SENIOR NOTES

DENVER – Janus Capital Group Inc. (NYSE: JNS) announced that it has completed its issuance of $275 million of five-year senior unsecured notes.  The five-year notes will bear interest at a fixed-rate equal to 5.875% payable semi-annually.  Janus will use the net proceeds of the offering to repay or discharge the $113 million outstanding aggregate principal amount of its 7.000% senior notes due November 1, 2006.  In addition, Janus may utilize up to $158 million of the remaining net proceeds to redeem or repurchase all or a portion of the outstanding aggregate principal amount of its 7.875% Public Income Notes due April 15, 2032, which are callable on or after April 5, 2007.  The balance of the net proceeds will be used for general corporate purposes.

This press release is for informational purposes only and should not be used or construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of June 2006, Janus managed approximately $153.4 billion in assets for more than four million shareholders, clients and institutions around the world.  Outside the U.S., Janus has offices in London, Milan, Tokyo and Hong Kong. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

Janus Distributors LLC 151 Detroit Street Denver, CO  80206

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